Exhibit 99.1

News Release

Jim McKelvey, Co-Founder and Director of Square joins Calpian, Inc. Board of Directors

Dallas, Texas and Mumbai, India - (May 23, 2016) - Calpian, Inc. (OTC Pink: CLPI), a world leader in mobile money solutions through its subsidiary MoneyOnMobile in India, today announced that Jim McKelvey, Co-Founder and Director of Square, Inc. has joined the company’s Board of Directors effective May 23, 2016.

McKelvey brings broad experience with payments companies, public markets, finance, and strategy to Calpian, Inc. and its Mumbai-based subsidiary, MoneyOnMobile. MoneyOnMobile continues to transform the lives of people in India through its country-wide mobile payment network. These customers have historically been underserved by the traditional financial services industry. MoneyOnMobile is rapidly changing lives by providing local access to a wide array of services required by Indian consumers.

“For the last decade, I have been pursuing ways to get financial services into the hands of those who have historically been excluded. That’s why we created Square, and I see the same mission at MoneyOnMobile. India has a vast unbanked population who need access to simple, safe, and secure financial services at a reasonable cost. MoneyOnMobile is the leader in the space, catering to the underbanked population through its network of over 300,000 locations. The service allows consumers to deposit cash and then perform digital transactions using a simple feature phone with SMS text messaging capabilities,” said McKelvey.

Ranjeet Oak, Co-Founder and President of MoneyOnMobile, commented “Jim McKelvey’s experience bringing financial services to the general population is a strong addition to our leadership team, and I look forward to working with him.”

Board Chairman and CEO Harold Montgomery added, “We are very excited to have Jim McKelvey join our Board of Directors. Jim’s experiences at Square and his other ventures are directly relevant to MoneyOnMobile’s vision. Jim has tremendous insight into high growth companies and what it takes to scale a payments business. All of us at Calpian and MoneyOnMobile are looking forward to Jim’s contributions.”

“I traveled to India in 2016 and met with the MoneyOnMobile leadership,” added McKelvey. “I am strongly motivated by MoneyOnMobile’s mission of financial inclusion through private enterprise, and I am looking forward to being part of its future.”

McKelvey is a Co-Founder and Director of Square (NYSE: SQ), a company that helps businesses of all sizes accept card payments and provides additional financial and marketing services. Square, which operates in the United States and internationally, had revenues $1.3 billion in 2015. McKelvey is also a founder of a number of other companies, including Mira and Launch Code, and is a Director of Locker Dome and a General Partner at Cultivation Capital. A native of St. Louis, Missouri, McKelvey attended Washington University in St. Louis and the London School of Economics.

Exhibit 99.1

MoneyOnMobile is a mobile payments service provider allowing Indian consumers to use their mobile phones to pay for goods and services, or transfer funds from one person to another using simple SMS text functionality. The service is now offered to Indian consumers through 313,541 retail locations throughout the country. In April, 2016, the company’s monthly processed transaction volume was Rs 5.234 billion Indian Rupees or $78.1 million US Dollars, an increase of 160% from April 2015. The company processed 10.2 million transactions in April, 2016 and had 7.2 million users, with a repeat user base of 4.3 million.

About Calpian
Calpian, Inc. offers mobile payment services through Indian subsidiary MoneyOnMobile. MoneyOnMobile is a mobile payment service provider that enables Indian consumers to use their mobile phones to pay for goods and services, or transfer funds from one cell phone to another using simple SMS text functionality. Read about Calpian and MoneyOnMobile in The New York Times at New York Times - MoneyOnMobile.

Safe Harbor Statement
This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on December 1, 2015. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Harold Montgomery
CEO
Calpian, Inc.
214-837-2765
hmontgomery@calpian.com